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                             EXHIBIT 11

                        IONICS, INCORPORATED

                  COMPUTATION OF EARNINGS PER SHARE

          (Amounts in thousands, except earnings per share)


                                             Three Months Ended
                                                  March 31,
                                               1996        1995
Net income                                   $ 5,572     $ 4,128

Earnings per common and common
   equivalent share:

   Weighted average number of shares
     outstanding                              14,886      14,004

   Incremental shares for stock options
     under treasury stock method                 600         425

   Weighted average number of common and
     common equivalent shares outstanding     15,486      14,429

   Earnings per common and common
     equivalent share                        $   .36     $   .29


Earnings per common and common equivalent share - assuming full dilution:

   Weighted averge number of shares
     outstanding                              14,886      14,004

   Incremental shares for stock options
     under treasury stock method                 621         464

   Weighted average number of common and
     common equivalent shares outstanding -
       assuming full dilution                 15,507      14,468

   Earnings per common and common
     equivalent share - assuming
       full dilution                         $   .36     $   .29


                                -34-
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